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                                                                    Exhibit 4-11

                               MASTER ADVANCE NOTE

                                                                  $15,000,000.00

                                                                October 13, 1999


LOAN FOR VALUE RECEIVED, the Undersigned ("BORROWER"), unconditionally (and jointly and severally, if more than one) promise(s) to pay to SUMMIT BANK ("BANK"), or order, at its offices at 750 Walnut Avenue, Cranford, New Jersey, or at such other place as may be designated in writing by Bank, the principal aggregate sum of fifteen million ($15,000,000.00) Dollars or such lesser amount of advances as may have been borrowed, repaid and reborrowed, (or for such other financial accommodations as may have been made) together with interest from the date hereof on the unpaid principal balance hereunder, computed daily, at the RATE per annum indicated below, payable in accordance with the particular PAYMENT SCHEDULE indicated below.

                           Any advance(s) shall be conclusively presumed to have been made to and for the benefit and at the request of Borrower when (1) deposited or credited to an account of Borrower with Bank, notwithstanding that such advance was requested, orally or in writing, by someone other than Borrower or that someone other than Borrower is authorized to draw on such account and may or does withdraw the whole or any part of such advance, or (2) made in accordance with the oral or written instructions of Borrower, or of any one of them if more than one, or of any one signing below for or on behalf of Borrower.

                  __X_ If this line is checked, Borrower authorized Bank to effect payment of sums due under the Note by means of debiting Borrower's checking account.

                  ____ If this line is checked, Borrower is an individual and the proceeds of this loan are to be used for business purposes.


RATE A RATE based on the "Prevailing Base Rate" of Bank will change each time and as of the date that the Prevailing Base Rate of Bank changes.

                           The Prevailing Base Rate of Bank means the
                           fluctuating Base Rate of interest established by Bank
                           from time to time whether or not such rate shall be
                           otherwise published. The Prevailing Base Rate is
                           established for the convenience of Bank. It is not
                           necessarily Bank's lowest rate. In the event that
                           there should be a change in the Prevailing Base Rate
                           of Bank, such change shall be effective on the date
                           of such change without notice to Borrower or any
                           Guarantor, Endorser or Surety. Any such change will
                           not effect or alter any other terms or conditions of
                           this Note.
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                          Interest will be calculated on the basis of the
                          actual number of days elapsed over a year of 360 days, unless otherwise prohibited by law.

                          To the extent permitted by law, whenever there is any Event of Default under this Note, or non-payment upon demand, the RATE of interest on the unpaid principal balance shall, at the option of Bank, be 2% over the interest RATE provided herein. Borrower acknowledges that (i) such default rate is a material inducement to Bank to make the loan, (ii) Bank would not have made the loan in absence of the agreement of the Obligators (as defined in Section 1 of the Additional Terms and Conditions hereto) to pay such default rate and (iii) such default rate is not a penalty and represents a reasonable estimate of the cost to Bank in allocating its resources (both personnel and financial) to the on-going review, monitoring, administration and collection of the loan.


                          Notwithstanding any other limitations contained in this Note, Bank does not intend to charge and Borrower shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law. Any payments in excess of such maximum shall be refunded to Borrower or credited against principal.

                  ____ The RATE shall be the Prevailing Base Rate of Bank plus _____%.

                  ____    The RATE shall be _____%

                  __X_    The RATE shall be negotiable at the time of borrowing.



PAYMENT SCHEDULE

                           In the event that any payment shall not be received by Bank within TEN (10) days of the due date, Borrower shall, to the extent permitted by law, pay Bank a late charge of 5% of the overdue payment (but in no event to be less than $25.00 nor more than $2,500.00) Any such late charge assessed is immediately due and payable.

                           All payments received hereunder may be applied first to the payment of any expenses or charges payable hereunder and accrued interest and the balance only applied to principal.
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                  Principal shall be paid:

                           _____ On Demand

                             X   In a single payment on October 11, 2000

                           _____ In equal _____ monthly; _______ quarterly; installments of $_____________ each, commencing on _____________________, 19_____, and continuing on the same day of each successive ________ month; _______ quarter; thereafter, with a final payment of all unpaid principal on ________________________,
                           19_____.

                  Interest shall be paid:

                            _____ monthly;    X   quarterly;

                           commencing on January, 2000 and continuing on the same day of each successive quarter; thereafter with a final payment of all unpaid interest at the time of the final payment of the unpaid principal.


SECURITY As security for this Note, or any modifications, extensions and/or renewals, Borrower grants to Bank a lien on, a continuing security interest in, and a right to set-off at any time, without notice, all property and deposit accounts at, under the control of or in transit to Bank which belong to Borrower, any Guarantor or Endorser hereof.

                  ____ If this line is checked, this Note and any subsequent modifications, extension and/or renewals hereof are also secured by and/or entitled to the benefit of a Security Agreement, and/or Mortgage dated __________________, ______ (or any subsequent modification, extension or renewal thereof).


WAIVER OF JURY TRIAL

                           BORROWER WAIVES TRIAL BY JURY AND CONSENTS TO AND CONFERS PERSONAL JURISDICTION ON COURTS OF THE STATE OF NEW JERSEY OR THE FEDERAL GOVERNMENT, AND EXPRESSLY
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                           WAIVES ANY OBJECTIONS AS TO VENUE IN ANY OF SUCH
                           COURTS, AND AGREES THAT SERVICE OF PROCESS MAY BE MADE ON BORROWER BY MAILING COPY OF THE SUMMONS TO BORROWER AT BORROWER'S ADDRESS. BANK LIKEWISE WAIVES TRIAL BY JURY.
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                THE ADDITIONAL TERMS AND CONDITIONS SET FORTH IN
                        THIS NOTE ARE A PART OF THIS NOTE




WITNESS                                     BORROWER:
                                            New Jersey Resources Corporation


-----------------------------------         ------------------------------------------
                                            Glenn Lockwood                    CFO


-----------------------------------         ------------------------------------------
                                                                              Borrower


ATTEST                                      BORROWER


-----------------------------------         ------------------------------------------
                         Manager                                              Manager

ATTEST                                      BORROWER


-----------------------------------         ------------------------------------------
                         Secretary                                           President


with its place of business or chief executive office (if it has more than one place of business) at

                    1415 Wyckoff Road, Wall, New Jersey 07719


                         ADDITIONAL TERMS AND CONDITIONS

1. The Borrower and any Co-Borrowers, or Guarantor, or any Endorser hereof (collectively "Obligors") and each of them: (i) waive(s) presentment, dishonor, demand, notice of demand, protest, notice of protest and notice of non-payment and any other notice required to be given under the law to any Obligors in connection with the delivery, acceptance, performance, default or enforcement of this Note, of any endorsement or guaranty of this Note or of any document or instrument evidencing any security for payment of this Note; (ii) consent(s) to any and all delays, extensions, renewals or other modifications of this Note or waivers of any term hereof or release or discharge by Bank of any Obligors or release, substitution or exchange of any security for the
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         payment hereof or the failure to act on the part of Bank or any indulgence shown by Bank from time to time and in one or more instances, (without notice to or further assent from any of Obligors) and agree(s) that no such action, failure to act or failure to exercise any right or remedy on the part of Bank shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by Bank of, or otherwise affect, any of Bank's rights under this Note, under any endorsement or guaranty of this Note or under any document or instrument evidencing any security for payment of this Note; and (iii) (jointly and severally, if more than one) agree(s) to pay, on demand, all costs and expenses of collection of this Note or of any endorsement or any guaranty hereof and/or the enforcement of Bank's rights with respect to, or the administration, of Bank's rights with respect to, or the administration, supervision, preservation, protection of, or realization upon, any property securing payment hereof (including any costs and expenses incurred in any bankruptcy or other insolvency proceedings of any Obligors), including reasonable attorney's fees (whether or not such attorney is a regularly salaried employee of Bank, any parent corporation or any subsidiary or affiliate thereof, whether now existing or hereafter created), not to exceed 20% of all liabilities hereunder, which shall be deemed reasonable.

2. This Note is delivered in and shall be construed under the laws of the State of New Jersey and in any litigation in connection with, or enforcement of this Note or of any endorsement or guaranty of this Note or any security given for payment hereof. The term "Bank" as used in this Note shall include Bank's successors, endorsers and assigns.

3. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder: (i) failure to pay any principal, interest or any of the Obligations as and when due; (ii) failure to pay or perform any Obligation of any of the Obligors to Bank, whether by maturity or acceleration, set forth in this Note or in any Loan Document; (iii) any change in ownership in any Obligor or the death of any Obligor (if an individual); (iv) a proceeding being filed or commenced against any Obligor for dissolution or liquidation; or any of the Obligors voluntarily or involuntarily terminating or dissolving or being terminated or dissolved; (v) insolvency of any Obligor, or any Obligor fails to pay its debts as they become due in the ordinary course of business; or a creditor's committee is appointed for the business of any Obligor, or any Obligor makes an assignment for the benefit of creditors, or a petition in bankruptcy or for reorganization or to effect a plan of arrangement with creditors is filed by any Obligor; or any Obligor applies for or permits the appointment of a receiver or trustee for any or all or its property, assets or rights or any such receiver or trustee shall have been appointed for any or all of its property, assets or rights or any of the above actions or proceedings whatsoever are commenced by or against any Obligor; (vi) any attachments, liens or additional security interests being placed upon any of the Collateral; (vii) acquisition at any time or from time to time of title to the whole or any part of the Collateral by any person, partnership, limited liability company or corporation other than any of the Obligors; (viii) any final judgment, order or decree rendered against any Obligor exceeding $250,000 and remaining undischarged, unstayed or outstanding against any Obligor for a period of one hundred eighty (180) days; (ix) any Reportable Event occurs or if any Employee Benefit Plan is terminated or Bank reasonably believes such plan may be terminated pursuant to and as defined in the Employee Retirement Income Security Act of 1974, as amended; (x) Bank reasonably deems itself insecure; the occurrence of a material adverse change in the business, properties, prospects, operation or condition (financial or otherwise) of any Obligor; or a material adverse occurrence; (xi) any member of an Obligor that is a limited liability company resigns or any such member's interest terminates.

4. If any Event of Default shall occur, then or any time thereafter, while such Event of Default shall continue, for 30 days after notice thereof, Bank may declare all Obligations to be due and pay-
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         able, without notice, protest, presentment, dishonor, or demand, all of which are hereby expressly waived by Obligors. Failure of Bank to declare all Obligations due and payable upon the occurrence of an Event of Default shall not be deemed a waiver, and no rights of Bank hereunder shall be deemed to have been waived by an act or knowledge of Bank, its agents, officers or employees, unless such waiver is contained in an instrument in writing signed by an officer of Bank and directed to Borrower specifying such waiver. No waiver by Bank of any of its rights shall operate as a waiver of any other of its rights or any of its rights on a future occasion.

5. In the event any one of more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not effect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or discharged thereby.